Parker Drilling Reports First Quarter 2011 Results

HOUSTON, May 4, 2011 /PRNewswire/ -- Parker Drilling (NYSE-PKD), a drilling contractor and service provider, today reported results for the 2011 first quarter ended March 31, 2011. The Company's results for the first quarter included net income attributable to controlling interest of $4.8 million or $0.04 per diluted share on revenues of $156.2 million, compared with a net loss attributable to controlling interest of $2.1 million or $0.02 per diluted share on revenues of $157.6 million for the 2010 first quarter. Excluding the effects of non-routine items the Company reported net income attributable to controlling interest of $5.3 million or $0.05 per diluted share compared with similarly adjusted 2010 first quarter net income attributable to controlling interest of $2.5 million or $0.02 per diluted share. Adjusted EBITDA, excluding non-routine items, was $42.7 million, compared with $37.9 million for the prior year's first quarter.

"Continued improvements in our U.S. markets provided the primary support for our first quarter results," began Parker Drilling President and Chief Executive Officer David Mannon. "We had another record performance from our Rental Tools segment and our U.S. barge drilling utilization and average dayrate continued to strengthen. In addition, our portfolio of projects and engineering services expanded during the quarter, though utilization of our international rig fleet remained at low levels. Overall, our diverse but related businesses provided a balanced performance that resulted in higher earnings," said Mannon.

First Quarter Highlights

Parker's Rental Tools segment achieved record levels of revenues and segment gross margin. (Segment gross margins exclude depreciation and amortization expense).
The Company's U.S. barge drilling business recorded increases in rig fleet utilization and average dayrate, compared with the prior year's first quarter.
Parker began the Yastreb rig relocation project, a redeployment of the rig to its original drilling site on Sahkalin Island.
The International Drilling segment reported higher average dayrates in all regions despite lower average fleet utilization.

"Growing demand for rental tools in the U.S. land market was the principal driver to our first quarter results. Our continued investment in new inventory enabled us to respond to increased demand. By actively positioning equipment among our locations, we continued to improve utilization and pricing . Shallow water drilling in the Gulf of Mexico strengthened and operators have shown increased interest in drilling deeper prospects and in committing to longer-term, multi-well programs. This led to increased utilization and higher average dayrates for Parker's barge rig fleet. Our project management results reflect primarily our continued work on Sahkalin Island, including the development of the Arkutun-Dagi platform and the relocation of the Yastreb rig. We also are working on some early-stage engineering projects that demonstrate our drilling expertise and technological capabilities and which may lead to longer-term operating contracts," Mr. Mannon noted.

"While I am pleased with the results of the first quarter, particularly the contribution from our rental tools business, the continued strength in our barge drilling operations, and our expanding project management activity, we have work yet to do to improve utilization within our international drilling operations. International E&P spending appears to be increasing and we expect it to lead to more exploration and development drilling activity and an increase in work opportunities for Parker in regions where we operate," said Mannon. He concluded, "We believe our established strengths as a drilling services provider and the diversity of our operations should contribute to improved results in the year ahead and provide support for longer-term earnings growth for Parker."

First Quarter Review

Parker's revenues for the 2011 first quarter were $156.2 million compared with 2010 first quarter revenues of $157.6 million. The Company's 2011 first quarter gross margin, before depreciation and amortization expense, was $48.9 million compared with 2010 first quarter gross margin of $44.1 million, while gross margin as a percentage of revenues increased to 31 percent from the 28 percent gross margin for the 2010 first quarter. Results for the three months ended March 31, 2011, included the impact of $0.7 million, pre-tax, of non-routine expenses related to the ongoing U.S. regulatory investigations and Parker's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws. This non-routine item reduced after-tax earnings by $0.4 million or $0.01 per diluted share. The results for the 2010 first quarter included non-routine, after-tax expense of $4.6 million or $0.04 per diluted share. Details of the non-routine items are provided in the attached financial tables.

In addition, the Company recorded a pre-tax expense of $1.9 million related to a new equity tax law in Colombia. As a result of the new law, the entire expense of the four-year equity tax is recognized at the beginning of the tax period. This reduced 2011 first quarter after-tax earnings by approximately $1.2 million, or $0.01 per diluted share.

  Rental Tools revenues increased 55 percent to $52.3 million from $33.8 million, segment gross margin rose to $34.2 million from $21.2 million, and segment gross margin as a percent of revenues rose to 65 percent from 63 percent.  The expanded use of lateral drilling in the U.S. to exploit oil and natural gas resources led to increased demand for rental tools.  With facilities strategically located in key U.S. drilling markets and continued investments in rental tool inventory, Parker's Rental Tools business benefited from increased demand, higher utilization and improved pricing.

  U.S. Drilling revenues increased 6 percent to $15.9 million from $15.1 million, segment gross margin declined to $1.9 million from $2.1 million, and segment gross margin as a percent of revenues decreased to 12 percent from 14 percent.  The lower earnings and gross margin resulted from an increase in activity for the intermediate portion of the rig fleet and a decrease in activity for the deep portion. For the quarter, the business had an average of 7.5 barge rigs employed, compared with an average of approximately 7 barge rigs employed in the 2010 first quarter.  The barge rig fleet's average dayrate was $22,600 for the 2011 first quarter and $21,900 for the 2010 first quarter.

  International Drilling revenues declined 34 percent to $42.4 million from $63.9 million, segment gross margin declined to $7.6 million compared with $16.7 million, and segment gross margin as a percent of revenues decreased to 18 percent from 26 percent.  These results were primarily due to a decline in rig utilization in the CIS/AME region and Mexico.  This was partially offset by higher average dayrates in each region, compared with the prior year's first quarter.

Average rig fleet utilization for the 2011 first quarter was 44 percent, compared with 61 percent for the prior year's first quarter.  Three rigs located in the Asia Pacific region were removed from the active rig fleet at year-end 2010, reducing the region's fleet to five rigs and Parker's overall international fleet to 27 rigs. Adjusted for this change, the prior year's rig fleet utilization was 68 percent.  For the 2011 first quarter, the ten-rig Americas regional fleet operated at 60 percent average utilization, the eleven-rig CIS/AME regional fleet operated at 27 percent average utilization and the five-rig Asia Pacific regional fleet operated at 60 percent average utilization.  (Additional rig fleet information is available on Parker's website).

  Project Management and Engineering Services revenues increased 47 percent to $35.9 million from $24.4 million, segment gross margin increased to $6.0 million from $4.9 million and segment gross margin as a percent of revenues decreased to 17 percent from 20 percent.  Reimbursable expenses related to the start of the Yastreb rig relocation project were the leading sources of the revenue increase.  The decline in gross margin as a percent of revenues is primarily attributable to increased reimbursable content compared with the prior year's first quarter.

Construction Contract revenues declined to $9.6 million compared with $20.4 million as the construction contract for the Liberty rig ended in the first quarter.

Cash Flow and Capitalization

Capital expenditures for the 2011 first quarter were $50.7 million, including $26.1 million for the construction of Parker's two newbuild arctic land rigs for Alaska and $15.8 million for the purchase of tubular goods and other rental equipment. Subsequent to the end of the first quarter Parker expanded its term loan facility by $50 million and used the proceeds to repay the amount outstanding on its revolving credit facility, purchase additional rental tool inventory and for other corporate purposes.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, May 4, 2011, to discuss its reported results. Those interested in listening to the call by telephone may do so by dialing (480) 629-9722. The call can also be accessed through the Investor Relations section of the Company's website at http://www.parkerdrilling.com. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from May 4 through May 12 by dialing (303) 590-3030 and using the access code 4430188#.

Cautionary Statement

This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts. All statements other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company's rigs, rental tools operations and projects under management, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the volatility in oil and natural gas prices, which could reduce the demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company's expectations, please refer to the Company's reports filed with the SEC, including the reports on Form 10-K and Form 10-Q. Each forward-looking statement speaks only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker's international fleet includes 25 land rigs and two offshore barge rigs, and its U.S. fleet includes 13 barge rigs in the U.S. Gulf of Mexico. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. More information about Parker Drilling can be found at http://www.parkerdrilling.com. Included in the Investor Relations section of the Company's website are operating status reports for Parker Drilling's Rental Tools segment and its international and U.S. rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS	(Dollars in Thousands)
CURRENT ASSETS
Cash and Cash Equivalents	$ 41,595	$ 51,431
Accounts and Notes Receivable, Net	178,984	168,876
Rig Materials and Supplies	24,213	25,527
Deferred Costs	1,822	2,229
Deferred Income Taxes	10,137	9,278
Assets Held for Sale	5,287	5,287
Other Current Assets	70,035	105,496
TOTAL CURRENT ASSETS	332,073	368,124

PROPERTY, PLANT AND EQUIPMENT, NET	843,669	816,147

OTHER ASSETS
Deferred Income Taxes	49,157	61,016
Other Assets	28,586	29,268
TOTAL OTHER ASSETS	77,743	90,284

TOTAL ASSETS	$ 1,253,485	$ 1,274,555

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 12,000	$ 12,000
Accounts Payable and Accrued Liabilities	148,077	163,263
TOTAL CURRENT LIABILITIES	160,077	175,263

LONG-TERM DEBT	459,283	460,862

LONG-TERM DEFERRED TAX LIABILITY	7,795	20,171

OTHER LONG-TERM LIABILITIES	31,541	30,193

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	595,088	588,313
Noncontrolling Interest	(299)	(247)
TOTAL EQUITY	594,789	588,066

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,253,485	$ 1,274,555

Current Ratio	2.07	2.10

Total Debt as a Percent of Capitalization	44%	45%

Book Value Per Common Share	$ 5.10	$ 5.05

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(Dollars in Thousands)
REVENUES:
International Drilling	$ 42,437	$ 63,875
U.S. Drilling	15,920	15,087
Rental Tools	52,319	33,815
Project Management and Engineering Services	35,865	24,441
Construction Contract	9,638	20,387
TOTAL REVENUES	156,179	157,605

OPERATING EXPENSES:
International Drilling	34,847	47,173
U.S. Drilling	14,021	12,974
Rental Tools	18,137	12,626
Project Management and Engineering Services	29,908	19,561
Construction Contracts	10,381	21,197
Depreciation and Amortization	27,599	28,588
TOTAL OPERATING EXPENSES	134,893	142,119

TOTAL OPERATING GROSS MARGIN	21,286	15,486

General and Administrative Expense	(6,888)	(10,032)
Gain on Disposition of Assets, Net	1,004	672

TOTAL OPERATING INCOME	15,402	6,126

OTHER INCOME AND (EXPENSE):
Interest Expense	(5,861)	(6,732)
Interest Income	47	74
Loss on Extinguishment of Debt	-	(3,220)
Other Income (Expense)	11	142
TOTAL OTHER INCOME AND (EXPENSE)	(5,803)	(9,736)

INCOME (LOSS) BEFORE INCOME TAXES	9,599	(3,610)

INCOME TAX EXPENSE (BENEFIT)
Current	4,018	3,648
Deferred	821	(5,207)
TOTAL INCOME TAX EXPENSE (BENEFIT)	4,839	(1,559)

NET INCOME (LOSS)	4,760	(2,051)
Less: Net Loss Attributable to Noncontrolling Interest	(67)	-
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ 4,827	$ (2,051)

EARNINGS PER SHARE - BASIC
Net Income	$ 0.04	$ (0.02)

EARNINGS PER SHARE - DILUTED
Net Income	$ 0.04	$ (0.02)

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	115,119,277	113,512,426
Diluted	116,322,199	113,512,426

PARKER DRILLING COMPANY
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
	(Dollars in Thousands)
REVENUES:
International Drilling	$ 42,437	$ 63,875	$ 49,950
U.S. Drilling	15,920	15,087	19,191
Rental Tools	52,319	33,815	49,310
Project Management and Engineering Services	35,865	24,441	32,470
Construction Contract	9,638	20,387	22,395
Total Revenues	156,179	157,605	173,316

OPERATING EXPENSES:
International Drilling	34,847	47,173	39,677
U.S. Drilling	14,021	12,974	13,533
Rental Tools	18,137	12,626	16,559
Project Management and Engineering Services	29,908	19,561	27,795
Construction Contract	10,381	21,197	21,526
Total Operating Expenses	107,294	113,531	119,090

OPERATING GROSS MARGIN:
International Drilling	7,590	16,702	10,273
U.S. Drilling	1,899	2,113	5,658
Rental Tools	34,182	21,189	32,751
Project Management and Engineering Services	5,957	4,880	4,675
Construction Contract	(743)	(810)	869
Depreciation and Amortization	(27,599)	(28,588)	(28,526)
Total Operating Gross Margin	21,286	15,486	25,700

General and Administrative Expense	(6,888)	(10,032)	(6,695)
Provision for Reduction in Carrying Value of Certain Assets	-	-	(1,952)
Gain on Disposition of Assets, Net	1,004	672	1,060

TOTAL OPERATING INCOME	$ 15,402	$ 6,126	$ 18,113

Marketable Rig Count Summary
As of March 31, 2011

Total

U.S. Gulf of Mexico Barge Rigs
Intermediate	4
Deep	9
Total U.S. Gulf of Mexico Barge Rigs	13

International Land and Barge Rigs
Asia Pacific	5
Americas	10
CIS/AME	11
Other	1
Total International Land and Barge Rigs	27

Total Marketable Rigs	40

PARKER DRILLING COMPANY
Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Net Income (Loss) Attributable to Controlling Interest	4,827	(13,409)	492	507	(2,051)
Adjustments:
Income Tax (Benefit) Expense	4,839	25,362	786	1,624	(1,559)
Total Other Income and Expense	5,803	6,196	6,277	11,182	9,736
Loss/(Gain) on Disposition of Assets, Net	(1,004)	(1,060)	(1,176)	(1,712)	(672)
Depreciation and Amortization	27,599	28,526	28,904	29,012	28,588
Provision for Reduction in Carrying Value of Certain Assets	-	1,952	-	-	-

EBITDA	$ 42,064	$ 47,567	$ 35,283	$ 40,613	$ 34,042
Adjustments:
Non-routine Items	685	460	930	694	3,811
Adjusted EBITDA after Non-routine Items	$ 42,749	$ 48,027	$ 36,213	$ 41,307	$ 37,853

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

Three Months Ending
March 31, 2011

Net income attributable to controlling interest	$ 4,827
Earnings per diluted share	$ 0.04

Adjustments:
U.S. regulatory investigations / legal matters	685
Total adjustments	$ 685
Tax effect of non-routine adjustments	(240)
Net non-routine adjustments	$ 445

Adjusted net income attributable to controlling interest	$ 5,272
Adjusted earnings per diluted share	$ 0.05

Three Months Ending
March 31, 2010
Net loss attributable to controlling interest	$ (2,051)
Earnings per diluted share	$ (0.02)

Adjustments:
Extinguishment of debt	3,220
U.S. regulatory investigations / legal matters**	3,811
Total adjustments	$ 7,031
Tax effect of non-routine adjustments	(2,461)
Net non-routine adjustments	$ 4,570

Adjusted net income attributable to controlling interest	$ 2,519
Adjusted earnings per diluted share	$ 0.02

*   Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

** Amended to include comparable expenses in all periods.

CONTACT: Richard Bajenski, +1-281-406-2030